Exhibit 5.3

OFFICE ADDRESS	18-20, rue Edward Steichen L-2540 LUXEMBOURG
TELEPHONE	+352 466 230
FAX	+352 466 234
INTERNET	www.loyensloeff.lu

Ingersoll–Rand plc

170/175 Lakeside Drive

Airside Business Park

Swords, Co. DUBLIN

Ireland

October 28, 2014

Dear Sirs,

Ingersoll–Rand plc – Form S-3 Registration Statement

1	Introduction

1.1	We have acted as Luxembourg counsel for Ingersoll–Rand Luxembourg Finance S.A., a Luxembourg public limited liability company (société anonyme) with registered office at 16 avenue Pasteur, L-2310 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (RCS) under number B 189791 (the Company).

1.2	This legal opinion (the Opinion) is furnished to you in connection with the issuance of USD 300,000,000 aggregate principal amount of 2.625% Senior Notes due 2020 (the 2020 Notes), USD 500,000,000 aggregate principal amount of 3.550% Senior Notes due 2024 (the 2024 Notes) and USD 300,000,000 aggregate principal amount of 4.650% Senior Notes due 2044 (the 2044 Notes and together with the 2020 Notes and the 2024 Notes, the Notes) by the Company.

2	Scope of Inquiry

2.1	For the purpose of this Opinion, we have examined executed copies the following documents (the Opinion Documents):

(a)	the base indenture governed by the laws of the State of New York (USA), dated October 28, 2014, entered into by and among the Company, the Guarantors of the Notes and The Bank of New York Mellon, as trustee, relating to the 2044 Notes;

(b)	the first supplemental indenture, dated as of October 28, 2014, relating to the 2020 Notes, the second supplemental indenture, dated as of October 28, 2014, relating to the 2024 Notes and the third supplemental indenture, dated as of October 28, 2014, relating to the 2044 Notes; and

(c)	three global notes representing the Notes, dated October 28, 2014.

All services are provided by Loyens & Loeff Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée) having its registered office at 18-20, rue Edward Steichen, L-2540 Luxembourg, Luxembourg, with a share capital of Eur 25,200 and registered with the Luxembourg Register of Commerce and Companies Luxembourg (Registre de Commerce et des Sociétés, Luxembourg) under number B 174.248.

AMSTERDAM  —  ARNHEM   —  BRUSSELS  —  LUXEMBOURG  —   ROTTERDAM  —  ARUBA  —  CURACAO  —   DUBAI GENEVA  —  HONG KONG  —  LONDON   —  NEW YORK  —  PARIS  —   SINGAPORE  —  TOKYO  —  ZURICH

2.2	We have also examined a copy of the following documents:

(a)	the articles of association of the Company, as enacted in the notarial deed of incorporation dated August 21, 2014, and drawn up by Maître Francis Kesseler, Notary in Esch-sur-Alzette, Grand Duchy of Luxembourg (the Articles);

(b)	the minutes of the meetings of the board of directors of the Company held on October 1, 2014 and October 23, 2014 (the Board Resolutions);

(c)	an excerpt pertaining to the Company delivered by the RCS on October 28, 2014 (the Excerpt); and

(d)	a certificate of absence of judicial decisions (certificat de non-inscription d’une décision judiciaire) pertaining to the Company, delivered by the RCS on October 28, 2014, with respect to the situation of the Company as at October 27, 2014 (the RCS Certificate).

3	Assumptions

We have assumed the following:

3.1	the genuineness of all signatures, stamps and seals of the persons purported to have signed the relevant documents and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies;

3.2	all factual matters and statements relied upon or assumed in this Opinion are and were true and complete on the date of execution of the Opinion Documents (and any documents in connection therewith);

3.3	the Articles and the Board Resolutions are in full force and effect, have not been amended, rescinded, revoked or declared null and void, and there has been no change in the managers of the Company;

3.4	the information contained in the Excerpt and the RCS Certificate is true and accurate at the date of this Opinion;

3.5	the due compliance with all requirements (including, without limitation, the obtaining of the necessary consents, licences, approvals and authorisations, the making of the necessary filings, registrations and notifications and the payment of stamp duties and other taxes) under any laws (other than Luxembourg law) in connection with the valid issuance of the Notes (and any documents in connection therewith); and

3.6	there are no provisions in the laws of any jurisdiction outside Luxembourg, which would adversely affect, or otherwise have any negative impact on this Opinion.

Ingersoll– RandLuxembourg Finance S.A.	2/4

4	Opinion

Based upon the assumptions made above and subject to the qualifications set out below and any factual matter not disclosed to us, we are of the following opinion:

4.1	The Company is a public limited liability company (société anonyme), incorporated and validly existing under Luxembourg law for an unlimited duration.

4.2	The Company has the corporate power to issue the Notes and to perform the obligations expressed to be assumed by it under the Opinion Documents.

4.3	The issue of the Notes has been duly authorised by all requisite corporate action on the part of the Company and the Opinion Documents have been duly executed and delivered by the Company.

5	Qualifications

This Opinion is subject to the following qualifications:

5.1	Our Opinion is subject to all limitations resulting from the application of Luxembourg public policy rules, overriding statutes and mandatory laws as well as to all limitations by reasons of bankruptcy (faillite), composition with creditors (concordat), suspension of payments (sursis de paiement), controlled management (gestion contrôlée), or the appointment of a temporary administrator (administrateur provisoire) and any similar Luxembourg or foreign proceedings affecting the rights of creditors generally (Insolvency Proceedings).

5.2	Our opinion that the Company exists validly is based on the Articles, the Excerpt and the RCS Certificate (which confirms in particular that no judicial decisions in respect of bankruptcy (faillite), composition with creditors (concordat), suspension of payments (sursis de paiement), controlled management (gestion contrôlée), or the appointment of a temporary administrator (administrateur provisoire) pertaining to the Company have been registered with the RCS). The Articles, the Excerpt and the RCS Certificate are, however, not capable of revealing conclusively whether or not the Company is subject to any Insolvency Proceedings.

6	Miscellaneous

6.1	This Opinion is as of this date and is given on the basis of Luxembourg laws in effect and as published, construed and applied by Luxembourg courts, as of such date. We undertake no obligation to update it or to advise of any changes in such laws or their construction or application. We express no opinion, nor do we imply any opinion, as to any laws other than Luxembourg laws.

6.2	This Opinion is strictly limited to the Opinion Dpocuments and the matters expressly set forth therein. No other opinion is, or may be, implied or inferred therefrom.

Ingersoll– RandLuxembourg Finance S.A.	3/4

6.3	This Opinion is given on the express condition, accepted by each person entitled to rely on it, that this Opinion and all rights, obligations, issues of interpretation and liabilities in relation to it are governed by, and shall be construed in accordance with, Luxembourg law and any action or claim in relation to it can be brought exclusively before the Luxembourg courts.

6.4	This Opinion is issued by Loyens & Loeff Luxembourg SARL. Individuals or legal entities that are involved in the services provided by or on behalf of Loyens & Loeff Luxembourg SARL cannot be held liable in any manner whatsoever.

6.5	This Opinion is given to you solely for your benefit in connection with the Opinion Documents. It may be disclosed to your legal advisers but for information purposes only. This Opinion may not be relied upon by anyone else and it may not be quoted or referred to in any public document, or filed with any authority or other person without our written consent.

6.6	Notwithstanding the above, we consent to the filing of this opinion as an exhibit to the current report on Form 8-K of Ingersoll-Rand plc for incorporation by reference into the Form S-3 Registration Statement filed by the Company, and we further consent to the use of our name under the caption “Service of Process and Enforcement of Liabilities” in such Form S-3 Registration Statement and the prospectus that forms a part thereof.

6.7	Notwithstanding the above, this Opinion may be disclosed to rating agencies, insofar as they wish to know that an opinion has been given and to be made aware of its terms, provided that they may not rely on this Opinion for their own benefit or that of any other person.

Yours faithfully,

Loyens & Loeff Luxembourg SARL

/s/ Thierry Lohest
Thierry Lohest

Ingersoll– RandLuxembourg Finance S.A.	4/4